EXHIBIT 10.9

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), dated January 25, 2006, between STERLING BANK, a New Jersey-chartered commercial bank (the “Bank”), and ROBERT H. KING, an individual residing in Burlington County, New Jersey (the “Executive”).

WITNESSETH:

WHEREAS, the Bank and the Executive desire to establish and formalize their specific understandings regarding the Executive’s employment with the Bank by executing a formal document more fully setting forth the respective rights and obligations of the parties in connection with such employment relationship.

NOW, THEREFORE, in consideration of the premises and intending to be legally bound hereby, the parties hereto agree as follows:

1.  Employment. The Bank hereby employs the Executive as its President and Chief Executive Officer, and the Executive hereby accepts such employment and agrees to perform all duties and accept all responsibilities, normally incident to the position of President and Chief Executive Officer of a banking institution similar to that of the Bank, as may be assigned to him from time to time by the Board of Directors of the Bank (the “Board’). The Executive shall devote his fall time, best efforts, knowledge, and experience in discharging his duties under this Agreement; provided, however, that he shall be entitled to engage in charitable and civic activities so long as such activities do not adversely affect his ability to adequately discharge his duties hereunder.

2.  Term of Employment. Except as otherwise provided below, the Executive’s employment under this Agreement shall be for a three-year period (the “Employment Period”), commencing on the date first set forth above. Beginning with the second day of this Agreement, and on each day thereafter, the Employment Period shall be extended by one day, so that, at all times, the Employment Period shall be for a period of three years; provided, however, that such automatic extension provisions shall terminate concurrent with the Executive’s 65th birthday (“Retirement Age”). Notwithstanding the preceding terms of this subsection, the Bank may, at any time, deliver to the Executive a written notice advising him that it desires to terminate the foregoing automatic renewal provisions, in which event the Employment Period shall, subject to the terms of this Agreement, continue through the remainder of its term in effect on the date such notice of non-renewal is given.

(a)  Termination for Cause. The Executive’s employment under this Agreement may be terminated at any time during the Employment Period for Cause, by action of the Board. As used in this Agreement, “Cause”‘ means any of the following events:

(i)  the Executive is convicted of or enters a plea of guilty or nolo contendere to a felony or crime involving (A) a material falsehood, (B) material dishonesty, or (C) any fraud or act of moral turpitude; or the actual incarceration of the Executive for a period of 45 consecutive days;

(ii)  the commission of any act of personal dishonesty or willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that materially and adversely affects, or in the good faith, reasonable opinion of the Board, could materially and adversely affect, the Bank or its reputation (or the Executive’s ability to perform his duties hereunder), or the issuance of a final cease-and-desist order;

(iii)  the Executive willfully fails to follow the lawful instructions (which are not inconsistent with the provisions of this Agreement) of the Board, after his receipt of reasonable written notice of such instructions, coupled with his failure to cure any such failure within ten (10) days as may be referenced in such written notice (if it is curable at all), other than a failure resulting from his incapacity because of physical or mental disability;

(iv)  the Executive violates any provision of any code of conduct or similar document (if any), which violation is material under the circumstances, including, without limitation, any provisions relating to breach of fiduciary duty in connection with his employment;

(v)  any government regulatory agency, having jurisdiction over the Bank, recommends or orders, in either case in writing, that his employment be terminated or that he be relieved from the performance of his duties;

(vi)  during his employment hereunder, the Executive commits any material breach of this Agreement, including but not limited to a violation of the provisions of Section 5, 6 or 7, after his receipt of reasonable written notice of such breach, coupled with his failure to cure any such breach within ten (10) days (if it is curable at all) as may be referenced in such written notice; or

(vii)  the continued, habitual intoxication of the Executive or the continued, habitual performance by the Executive of his duties while under the influence of a controlled substance, other than a controlled substance prescribed by a physician.

If the Executive’s employment is terminated under the provisions of this Section 2(a), then all rights of the Executive under Section 3 shall cease as of the effective date of such termination; provided, however, that he shall nonetheless be paid his accrued but unpaid salary (determined under Section 3(a)) to the date of termination, incurred but un-reimbursed appropriate business expenses as of the date of termination, and such other amounts and benefits (if any) as he may otherwise be due under the pension and welfare (including insured welfare) benefit plans in which he is then a participant.

(b)  Termination by the Bank Without Cause. The Executive’s employment under this Agreement may be terminated by the Bank at any time during the Employment Period without Cause, by action of the Board, upon giving written notice of such termination to the Executive at least 30 days prior to the date upon which such termination shall take effect. If the Executive’s employment is terminated under the provisions of this Section 2(b), then the Executive shall be entitled to receive the compensation and benefits set forth in Section 4.

(c)  Retirement or Death. If the Executive retires at Retirement Age or earlier or dies while still employed by the Bank or its successors and assigns, the Executive’s employment under this Agreement shall be deemed terminated as of the date of the Executive’s retirement or death, and all rights of the Executive under Section 3 shall cease as of the effective date of such retirement or death; provided, however, that the Executive (or his estate, as applicable) shall nonetheless be entitled to payment of accrued but unpaid salary (determined under Section 3(a)) to the date of termination, incurred but un-reimbursed appropriate business expenses as of the date of termination, and such other amounts and benefits (if any) as he may otherwise be due hereunder as of the date of termination or under the terms of the pension and welfare (including insured welfare) benefit plans in which he is then a participant.

(d)  Disability. If the Executive becomes incapacitated by accident, sickness or otherwise so as to render the Executive mentally or physically incapable of performing services required under Section 1 of this Agreement, notwithstanding reasonable accommodation, for a continuous period of six months or 180 days in any 12 month period, then, upon the expiration of such period or at any time thereafter, by written action of the Board, the Executive’s employment under this Agreement may be terminated immediately upon giving the Executive written notice to that effect. If the Executive’s employment is terminated under the provisions of this Section 2(d), then all rights of the Executive under Section 3 shall cease as of the last business day of the week in which such termination occurs; provided, however, that he shall nonetheless be entitled to payment of accrued but unpaid salary (determined under Section 3(a)) to the date of termination, incurred but un-reimbursed appropriate business expenses as of the date of termination, and such other amounts and benefits (if any) as he may otherwise be due hereunder or under the pension and welfare (including insured welfare) benefit plans in which he is then a participant. An accommodation satisfying the provisions of this Section 2(d) shall be deemed compliance in full with any federal, state or local statute, ordinance or regulation requiring a reasonable accommodation on account of the Executive’s physical or mental disability or handicap.

(e)  Voluntary Termination by the Executive Without Good Reason. The Executive may voluntarily terminate his employment under this Agreement at any time during the Employment Period, for any or no reason (other than Good Reason), by giving written notice of such termination to the Board at least 30 days prior to the date upon which such termination is to take effect. If the Executive terminates his employment under the provisions of this Section 2(e), then all rights of the Executive under Section 3 hereof shall cease as of the effective date of such termination; provided, however, that he shall nonetheless be entitled to payment of accrued but unpaid salary (determined under Section 3(a)) to the date of termination, incurred but un-reimbursed appropriate business expenses as of the date of termination, and such other amounts and benefits (if any) as he may otherwise be due hereunder as of the date of termination or under the pension and welfare (including insured welfare) benefit plans in which he is then a participant.

(f)  Voluntary Termination by the Executive With Good Reason. The Executive may resign his employment under this Agreement for a Good Reason at any time during the Employment Period upon thirty (30) days notice as herein set forth. As used in this Agreement, “Good Reason” means any of the following, unless such circumstances are fully cured within thirty (30) days after the Executive notifies the Bank in writing that he intends to terminate his employment for Good Reason:

(i)  any reduction in title, a material change in reporting structure or a material reduction in the Executive’s responsibilities or authority (including such responsibilities and authority as the same may be increased at any time during the Employment Period) over the operations of the Bank, which reduction or change shall be deemed to have occurred if the Bank becomes a subsidiary of (or integrated into) an entity that is initially controlled (determined by reference to the voting power of its securities) by persons other than the Bank’s shareholders immediately prior to the relevant transaction;

(ii)  the assignment to the Executive of duties inconsistent with the Executive’s title as the President and Chief Executive Officer of the Bank;

(iii)  any reassignment of the Executive that reasonably requires the Executive to move his present principal residence referred to in Section 13, or to provide his employment services under this Agreement at a principal office location of the Bank that is more than 25 miles from where the Bank’s principal office is located on the date of this Agreement;

(iv)  any removal of the Executive from office or any material adverse change in the terms and conditions of the Executive’s employment, except for any termination of the Executive’s employment under the provisions of Subsections (a), (c) or (d);

(v)  any reduction in the Executive’s base compensation provided in Section 3(a) or in the Executive’s incentive compensation provided in Section 3(d), unless, in the latter case, such reduction is in accordance with the terms of any written incentive plan approved by the Board of Directors, in each case, as in effect on the date hereof or as the same may be increased from time to time; provided however, that no reduction shall be deemed to occur if it occurs by reason of any permitted action by the Bank set forth in Section 3;

(vi)  any failure of the Bank to provide the Executive with benefits at least as favorable (in the aggregate) as those enjoyed by him under any of the pension and welfare (including insured welfare) benefit plans in which the Executive then currently participates, or the taking of any action that would materially reduce any of such benefits, unless such reduction is part of a reduction applicable to all or substantially all of the officers of the Bank covered by such plans;

(vii)  the failure of any successor of the Bank to assume and agree to perform (or cause to be assumed and agreed to be performed by one of its affiliated companies) the Bank’s obligations under this Agreement, as provided in and to the extent required by Section 14(a); or

(viii)  a material breach of this Agreement on the part of the Bank at any relevant time, coupled with the failure to cure the same within 30 days after receipt of a written notice of such breach from the Executive.

At the Option of the Executive, exercisable by him within 90 days after the occurrence of an event constituting an event of Good Reason (or 180 days thereafter in the event a “Change in Control” (as defined in Section 4(b) has occurred) and after the Bank has failed to cure or otherwise fully remedy such event within 30 days following written notice of such event by the Executive, the Executive may resign from employment under this Agreement by a notice in writing (the “Notice of Termination”) delivered to the Bank, whereupon the provisions of Section 4 shall apply.

(g)  Rights of Executive Upon Expiration of Agreement. In the event this Agreement expires in accordance with its terms, the Executive shall only be entitled to payment of accrued but unpaid salary (determined under Section 3(a)) to the date of expiration, incurred but un-reimbursed appropriate business expenses as of the date of expiration, and such other amounts and benefits (if any) as he may otherwise be due hereunder or under the pension and welfare (including insured welfare) benefit plans in which he is then a participant.

3.  Compensation.

(a)  Salary. During the term of this Agreement, the Bank agrees to pay to the Executive a base salary at an annual rate of One Hundred Ninety Six Thousand Dollars ($196,000.00), payable in bi-weekly installments or otherwise in accordance with the Bank’s standard payroll practice. Subject to final approval of the Board, the Personnel Practices Committee of the Board shall periodically consider salary adjustments in accordance with a 2004 CEO compensation matrix adopted by the Board, which matrix shall remain in effect until such time as it may be changed by the Board, in its reasonable discretion.

(b)  Welfare Benefits.

(i)  In General. The Executive shall be entitled to participate in each health insurance, life insurance and other welfare benefit plan available on a basis similar to that applicable to other employees of the Bank in accordance with the terms of such plans; provided, however, that the Bank reserves the right, from time to time, to amend a plan in any respect and to terminate any or all of such welfare benefit plans, so long that any reduction or change in benefits is applicable to all or substantially all employees generally. In the event of Executive’s termination of employment, the Bank will provide continuation participation by the Executive and eligible members of his family in the Bank’s medical expense plan through and during any applicable COBRA coverage period (to the extent he opts for such coverage). All costs of such medical benefit coverage shall be borne by the Bank, except to the extent he was paying some portion of the premium or related cost prior to termination.

(ii)  Additional Life Insurance Benefits. In addition to his right to participate in the Bank’s life insurance program for its employees generally, during the Employment Period, the Bank shall continue to provide supplemental life insurance coverage in an amount equal to one times the Executive’s annual base salary set forth in Section 3(a) hereof, as the same may be hereafter increased. Costs of such supplemental coverage shall be borne by the Bank.

(iii)  Disability Insurance. In addition to his right to participate in the Bank’s group disability insurance program for its employees generally, during the Employment Period, the Bank shall continue to provide supplemental long-term disability coverage in an amount that, when added to the Bank’s group disability benefit, equals 100% of the Executive’s pre-disability annual base salary set forth in Section 3(a) hereof, as the same may be hereafter increased. Costs of such supplemental coverage shall be borne by the Bank.

(c)  Pension Benefits. The Executive shall be entitled to participate in each pension benefit plan of the Bank, if any, on a basis similar to that applicable to other employees of the Bank in accordance with the terms of such plans; provided, however, that the Bank reserves the right, from time to time, to amend a plan in any respect and to terminate any or all of such pension benefit plans, so long as any reduction or change in benefits is applicable to all or substantially all employees generally.

(d)  Incentive Compensation Plan. The Executive shall be entitled to participate in the Executive Incentive Plan, adopted by the Board in 2004, in accordance with its terms; provided, however, that the Bank reserves the right to amend the plan in any respect and to terminate such plan, so long as any such reduction or change in benefits is applicable to all or substantially all executives generally.

(e)  Bank Vehicle. The Executive shall be entitled to continued use of a Bank-provided vehicle on terms substantially the same as those heretofore in effect. In addition, in the event of his termination, other than for Cause or without Good Reason, he shall be given the right by the bank to purchase such vehicle from the Bank (or leasing entity, if applicable) at its then wholesale fair market value. The Executive shall periodically provide to the Bank, upon its request, a detailed accounting of his personal and business use of the automobile from time to time.

(f)  Club Membership. The Bank acknowledges that the club membership at Laurel Creek Country Club is the property of the Executive. However, during the Employment Period, the Bank agrees to pay or reimburse him for periodic dues and other fees at Laurel Creek Country Club.

(g)  Vacation. The Executive shall be entitled to four weeks of vacation per calendar year (pro rated as appropriate), two weeks of which may be taken consecutively. In addition, he shall be entitled to one additional week of vacation per calendar year after ten years of service with the Bank and one additional week of vacation per calendar year after 20 years of service.

(h)  Stock Options. The Executive shall be entitled to participate in such stock option plan as may be adopted and maintained by the Bank, at levels commensurate with his status within the Bank’s organization.

(i)  Expenses. The Bank will reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement, which expenses are consistent with the Bank’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Bank’s requirements with respect to reporting and documentation of such expenses.

4.  Benefits in the Event of Certain Terminations of Employment.

(a)  Payments and Benefits. In the event of the Executive’s termination of employment without Cause under Section 2(b) or the termination of the Executive’s employment in accordance with the provisions of Section 2(f), he shall be entitled to the following payments and benefits, in addition to accrued compensation, un-reimbursed expenses described in Section 3(i), and the benefits to which he may be entitled under the terms of any plans or programs of the Bank in which he is a participant or to which he is a party:

(i)  The Executive will be paid an amount equal to three times the sum of (i) the highest annualized base salary paid to him at any time under this Agreement, and (ii) the average of the annual bonuses paid to him with respect to the three calendar years immediately preceding the year of termination (including calendar years which include service prior to the date of this Agreement). Such amount will be paid to the Executive in 36 equal monthly installments (without interest), beginning 30 days following the date of termination of employment.

(ii)  The Executive shall also be entitled, at the Bank’s sole cost, to continuation of welfare benefits in which he was participating as of the date of his termination of employment, for a period of three-years following such termination; provided, however, that this provision shall not result in duplication of any of such benefits as otherwise provided for herein. To the extent any such benefit may not be provided to the Executive because he is no longer an employee of the Bank, the Bank shall pay him such after-tax amount as is necessary for him to secure substantially identical coverage.

(iii)  In the event that the amounts and benefits payable under this section, when added to other amounts and benefits which may become payable to the Executive by the Bank (the “Payments”), are such that he becomes subject to the excise tax provisions of Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Bank shall pay him such additional amount or amounts (the “Gross-Up Payments”) as will result in his retention (after the payment of all federal, state and local excise, employment, and income taxes with respect to the Payments) of a net amount equal to the net amount he would have retained had the initially calculated Payments been subject only to income and employment taxation. For purposes of determining the amount of Gross-Up Payments, the Executive shall be deemed to be subject to the highest marginal federal, state, local and (if relevant) foreign tax rates. All calculations required to be made under this paragraph shall be made by the Bank’s independent public accountants, subject to the right of the Executive’s representative to review the same. All such amounts required to be paid shall be paid at the time any withholding may be required under applicable law, and any additional amounts to which the Executive may be entitled shall be paid or reimbursed no later than 15 days following confirmation of such amount by the Bank’s independent accountants. In the event any amounts paid hereunder by the Bank are subsequently determined to be in excess of the amounts owed because estimates were required or otherwise, the Executive will reimburse the Bank to correct the error upon written notice from the Bank, together with written confirmation of the same by the Bank’s independent accountants, as appropriate, and to pay interest thereon at the applicable federal rate (as determined under Code Section 1274 for the period of time such erroneous amount remained outstanding and un-reimbursed). In the event any amounts paid hereunder by the Bank are subsequently determined to be less than the amounts owed (or paid later than when due) for any reason, the Bank will pay to the Executive the deficient amount, together with (i) interest at the greater of the above-referenced rate or the interest he may be required to pay taxing authorities, plus (ii) any penalties assessed against him by such authorities. Prior to its payment to the Executive, the Bank shall be entitled to request the delivery of proof (by calculations made by the Executive’s accountant or, in the case of tax assessments, the Executive’s delivery of copies of such assessments) of the underpaid amounts and any interest or penalties assessed by taxing authorities. The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

(iv)  Notwithstanding the preceding provisions of this Section 4, in the event the payments and benefit (including Gross-Up Payment) provisions are contrary to (and in excess of) any federal or state banking authority law, rule or regulation, then the benefits provided under this Section 4 shall be reduced by such minimal amount as may be necessary to comply with such law, rule or regulation. The Executive shall be entitled to elect which payments and benefits shall be reduced and in which manner, subject to approval of the Board.

All payments made and benefits provided under this Section 4 shall be in lieu of any severance benefit to which the Executive would otherwise be entitled under any severance benefit program of the Bank. To the extent benefits under such a program may not be reduced, then the amounts and benefits otherwise provided hereunder shall be reduced by an amount equal to the value of the amounts and benefits received under such severance program.

(b)  Change in Control. For purposes of this Agreement (including application of this section), the term “Change in Control” means any change described in Code Section 280G(b)(2)(A)(i), or any other event or series of events declared as such by the Board.

(c)  Execution of Amendment and Release. As a condition to the Executive’s right to receive the payments and benefits otherwise required under this section, he shall execute and deliver to the Bank a form of Release Agreement substantially in the form of Exhibit A, attached hereto.

(d)  Loss of Rights. In the event the Executive breaches any of the provisions of Section 5, 6 or 7, he shall forthwith forfeit his right to continued payments and benefits under this section and shall, upon written demand of the Bank, return the value of the payments and benefits provided to him following the initial violation of any such section and before the discovery thereof by the Bank.

5.  Covenant Not to Compete, Etc.

(a)  Covenant. The Executive hereby acknowledges and recognizes the highly competitive nature of the business of the Bank and its affiliated companies and accordingly agrees that during the Employment Period and for a period of three years thereafter, the Executive shall not:

(i)  be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 1% of the stock of a publicly-owned company) or otherwise of any person, firm, corporation, or enterprise engaged in any business in which the Bank or any of its affiliates was engaged in during the Employment Period or as of the date of his termination, unless, in the case of termination of employment, such business has previously been permanently abandoned (the “Restricted Businesses”), in any county in which the Bank or any such affiliate has a branch banking presence during the Employment Period (the “Non-Competition Area”);

(ii)  provide financial or other assistance to any person, firm, corporation, or enterprise engaged in a Restricted Business in the Non-Competition Area;

(iii)  solicit current or former customers of the Bank or any of its affiliated companies; or

(iv)  solicit for hire or otherwise hire current or former employees of the Bank or its affiliated companies.

Notwithstanding the preceding provisions of this subsection, the provisions of this subsection shall not apply in the event the Executive terminates his employment at or following a Change in Control or for Good Reason. Furthermore, notwithstanding in this Section 5(4) to the contrary, this Section 5(a) shall not apply at any time after the one-year anniversary of the Executive’s termination of employment provided that the executive executes and delivers a written release and waiver in a form reasonably acceptable to the Bank providing for the Executive’s relinquishment of any rights to post-termination compensation hereunder, including without limitation, Section 4, from and after such date.

(b)  Judicial Cut-Back. It is expressly understood and agreed that, although the Executive and the Bank consider the restrictions contained in Section 5(a) to be reasonable for the purpose of preserving for the Bank and its affiliated companies their good will and other proprietary rights, if a final determination is made by a court or arbitrator having jurisdiction that the time or territory or any other restriction contained in Section 5(a) is an unreasonable or otherwise unenforceable restriction against the Executive, the provisions of Section 5(a) shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court or arbitrator may determine or indicate to be reasonable.

6.  Confidential Information. The Executive will not reveal (or permit to be revealed) to a third party or use for his own benefit, either during or after his employment hereunder, without the prior written consent of the Bank, any confidential information pertaining to the business of the Bank or its shareholders, subsidiaries or other affiliates, including but not limited to information about customers, suppliers, employees, financial condition, operations, procedures, know-how, production, distribution, experiments, patent or other trade secrets of the Bank or its affiliates except for information clearly established to be in the public record. Notwithstanding the foregoing, confidential information does not include (i) information which the Executive can prove to the Bank’s satisfaction is or has become generally known to the public through no act or omission of the Executive and (ii) information which has been or hereafter is lawfully obtained by the Executive from a source other than the Bank or any of its affiliates (or their respective officers, directors, employees, equity holders or agents) so long as, in the case of information obtained from a third party, such third party was not, directly or indirectly, subject to an obligation of confidentiality owed to the’ Bank or any of its affiliates at the time such confidential information was disclosed to the Executive. Nothing in this section shall be construed as precluding the Executive’s divulging of confidential information if required by law, provided he gives prior written notice to the Bank of the impending disclosure.

7.  Additional Covenants of Executive. The Executive hereby agrees that:

(a)  Employee Work. All written and graphic materials, computer software, inventions, discoveries, patents, patent applications developed, authored, prepared, conceived or made by the Executive during the term of his employment hereunder and which are related to or are the product of the tasks, assignments and performance by the Executive of the duties of his employment and relate to the business of the Bank or any of its affiliates (collectively, “Employee Work”) shall be the sole property of the Bank or, as relevant, an affiliate, and, to the extent applicable, shall be “work made for hire” under and as defined in the Copyright Act of 1976, 17 U.S.C. Section I et seq. The Executive hereby agrees to disclose promptly to the Bank all Employee Work and hereby agrees to assign to the Bank or an affiliate, as the case may be, all right, title and interest in and to such Employee Work and shall execute, whether employed or not then employed by the Bank or its successors and assigns, all such documents and instruments as the Bank may reasonably determine are necessary or desirable in order to give effect to this subsection or to preserve, protect or enforce the Bank’s or an affiliate’s rights with respect to any Employee Work.

(b)  Return of Bank and Affiliate Property. Promptly after termination of the Executive’s employment hereunder for any reason, the Executive or his personal representative shall return to the Bank all property of the Bank or an affiliate then in his possession, including without limitation papers, documents, computer disks, applicable compute program user identification information and passwords, vehicles, keys, credit cards and confidential information, and shall neither make nor retain copies of the same.

8.  Arbitration. Any disagreement or claim (other than a claim for injunctive relief for violation of Section 5, 6 or 7, which is hereby authorized in addition to any other right of enforcement permitted hereunder) arising out of or relating to this Agreement, or the breach thereof, or its termination shall be finally settled by arbitration in Burlington County, New Jersey pursuant to the rules of the American Arbitration Association regarding resolution of employment disputes. In such instances, it is agreed that the dispute shall be submitted to final and binding arbitration by one arbitrator; provided, however, that either party may request that there be three arbitrators, in which case each party shall select one arbitrator, and the two arbitrators so selected shall select a third. Except as otherwise provided in Section 10, all costs of arbitration (other than the costs of a party’s own witnesses and professional advisors), shall be split equally between the parties.

9.  Representations and Warranties of the Executive. The Executive hereby represents and warrants to the Bank that he is not a party to or otherwise subject to or bound by any contract, agreement or understanding which would limit or otherwise adversely affect his ability to perform his duties hereunder or which would be breached by his execution and delivery of this Agreement or by the performance of his duties hereunder. The Executive further represents and warrants that his employment by the Bank will not require him to disclose or use any confidential information belonging to prior employers or other persons or entities.

10.  Legal Expenses. The Bank shall pay to the Executive (or his surviving spouse or estate) all reasonable legal fees and expenses incurred by the Executive (or his surviving spouse or estate), in good faith, in seeking to obtain or enforce any right or benefit provided by this Agreement; provided he (or his spouse or estate) prevails with respect to any material issue in dispute. In addition, upon execution of this Agreement, the Bank shall pay or reimburse (on a tax-effected basis determined as provided in Section 3(b)(i)) the legal fees incurred by the Executive in connection with the negotiation of this Agreement.

11.  No Mitigation or Offset. The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking employment or otherwise; nor shall any amount or benefit payable or provided hereunder be reduced in the event he does secure employment.

12.  Liability Insurance. The Bank shall use its best efforts to obtain insurance coverage for the Executive under an insurance policy covering the officers and directors of the Bank against lawsuits, arbitrations and other legal or regulatory proceedings; provided, however, that nothing herein shall be construed to require the Bank to obtain such insurance, if the Board determines that such coverage cannot be obtained at a reasonable price.

13.  Notices. Any notice required to be provided to the Executive hereunder shall be given to the Executive in writing by certified mail, return receipt requested, or by reputable overnight courier, addressed to the Executive at his address of record with the Bank, or at such other place as the Executive may from time to time designate in writing. Any notice which the Executive is required to give to the Bank hereunder shall be given in writing by certified mail, return receipt requested, or by reputable overnight, addressed to the Senior Human Resources Officer at its principal office. The dates of mailing any such notice shall be deemed to be the date of delivery thereof.

14.  Successors, Binding Agreement.

(a)  The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform if no such succession had taken place. Failure by the Bank to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a material breach of this Agreement. As used in this Agreement, the “Bank” shall mean the Bank as hereinbefore defined and any successor to the business and/or assets of the Bank as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(b)  This Agreement shall not be assignable by the Executive without the Bank’s prior written consent. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as appropriate. If the Executive should die while any amount or benefit would be payable to the Executive under this Agreement if the Executive had continued to live, all such amounts and benefits, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s surviving spouse, if any, and, if there is no surviving spouse, to his estate. This Agreement shall inure to the benefit of and be binding upon the Bank’s successors and assigns.

15.  Withholding. All taxable payments and benefits made or provided hereunder shall be subject to such federal, state, local and (if relevant) foreign tax withholding. To the extent there are insufficient funds available for the Bank to discharge its withholding obligations, the Executive will promptly provide such funds to the Bank, following its demand, as may be necessary for it to satisfy such obligations.

16.  Miscellaneous. The validity or enforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. This Agreement embodies the entire Agreement between the parties hereto and supersedes any and all prior or contemporaneous, oral or written understandings, negotiations, or communications on behalf of such parties. This Agreement may be executed in several counterparts, each of which shall be deemed original, but all of which together shall constitute one and the same instrument. This Agreement may be delivered by telefax, and such telefax copy shall be as effective as delivery of a manually executed counterpart. The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation hereof. This Agreement shall be deemed executed in and shall be governed by and construed in accordance with the laws of the State of New Jersey without giving effect to any conflict of laws provision. This Agreement may be amended only by written agreement of both parties hereto. The headings of the several sections, subsections and paragraphs of this Agreement have been inserted for convenience of reference only and shall not be construed in determining the meaning of the provisions hereof.

17.  American Jobs Creation Act of 2004. Notwithstanding anything herein to the contrary, the provisions of this Agreement are subject to the conditions and provisions of Section 885 of the American Jobs Creation Act of 2004 (the “2004 Act”) and Code Section 409A implemented thereby. To the extent any provision hereof would violate the provisions of such laws, thereby potentially resulting in adverse tax consequences to the Executive, the parties agree to negotiate, in good faith and to the extent possible, to modify this Agreement in order to ameliorate or eliminate such potential adverse tax consequences to the Executive. Such modification(s) may include, among other things, the deferral of the commencement of severance benefits for six months to the extent required by the 2004 Act and Code Section 409A, and the payment of accelerated lump sum amounts, taking into account appropriate present value calculations at then relevant applicable federal or other appropriate interest rates.

18.  Effective Date. The effective date of this Agreement shall be the date first set forth above.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or caused it to be executed, as of the date first above written.

STERLING BANK
By: _____________________________
R. Scott Horner
Title: Executive Vice President
__________________________________ Robert King

EXHIBIT A

Form of Release

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (the “Release Agreement”) is made as of this ______ day of _________, 20__, by and between STERLING BANK (the “Bank”) and ROBERT H. KING (the “Executive”). In consideration of the mutual agreements set forth below, the Executive and the Bank hereby agree as follows:

1.  General Release. In consideration of the payments and benefits required to be provided to the Executive under the Employment Agreement between Sterling Bank and the Executive, dated January 25, 2006 (the “Agreement”) and after consultation with counsel, the Executive, for himself and on behalf of each of the Executive’s heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally releases and forever discharges the Bank, its majority owned subsidiaries and affiliated companies, and each of its officers, employees, directors, shareholders and agents (collectively, the “Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) the Executive’s employment relationship with and service as an employee, officer or director of the Bank and any of its majority-owned subsidiaries and affiliates, or the termination of the Executive’s service in any and all of such relevant capacities, (ii) the Agreement, or (iii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the release set forth herein shall not apply to (iv) the payment and/or benefit obligations of the Bank under the Agreement, and (v) any claims Executive, may have under any plans or programs not covered by the Agreement in which Executive participated and under which Executive has accrued and become entitled to a benefit. Except as provided in the immediately preceding sentence, the Releasors further agree that the payments and benefits the Bank makes and provides as required by the Agreement shall be in full satisfaction of any and all Claims for payments or benefits, whether express or implied, that the Releasors may have against the Bank or any of its affiliates arising out of the Executive’s employment relationship under the Agreement and the Executive’s service as an employee, officer or director of the Bank under the Agreement or the termination thereof, as applicable.

2.  Specific Release of ADEA and CEPA Claims. In further consideration of the payments and benefits provided to the Executive under the Agreement, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have in connection with the Executive’s employment or termination of employment, arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”), under the New Jersey Conscientious Employee Protection Act (“CEPA”), or any other applicable state or federal law directly affecting the employment relationship between the Releasor and the Releasee. By signing this Release Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Bank or his then employer in connection with his termination of employment or retirement to consult with an attorney of his choice prior to signing this Release Agreement and to have such attorney explain to the Executive the terms of this Release Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under the ADEA and the CEPA, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of. this Release Agreement prior to its signing; and (iii) the Executive knowingly and voluntarily accepts the terms of this Release Agreement.

3.  No Assignment. The Executive represents and warrants that he has not assigned any of the Claims being released hereunder.

4.  Claims. The Executive represents that he has not instituted, assisted or otherwise participated in connection with, any action, complaint, claim, charge, grievance, arbitration, lawsuit, or administrative agency proceeding, or action at law or otherwise against the Releasees. The Executive agrees that he shall not hereafter institute, assist or otherwise participate in connection with any arbitration or lawsuit asserting Claims released by Section 1.

5.  Revocation. This Release Agreement may be revoked by the Executive within the seven-day period commencing on the date the Executive signs this Release Agreement (the “Revocation Period”). In the event of any such revocation by the Executive, all obligations of the parties under this Release Agreement shall terminate and be of no further force and effect as of the date of such revocation. No such revocation by the Executive shall be effective unless it is in writing and signed by the Executive and received by the Bank prior to the expiration of the Revocation Period. If this Release Agreement is revoked, the Executive agrees to return to the Bank any payments made to him in connection with the Release Agreement other than compensation theretofore earned in the ordinary course. In the event of revocation, the Executive shall not be entitled to any payment or benefit under the Agreement, the receipt of which is conditioned on the Executive’s execution of this Release Agreement and the absence of any revocation prior to the expiration of the Revocation Period.

6.  Non-Disparagement. The Executive agrees not to disparage or criticize the Releasees, or any of them, or otherwise speak of Releasees, or any of them, in any negative or unflattering way to anyone with regard to any matters relating to the Executive’s employment by the Bank or any of its affiliated companies or the business or employment practices of such business entities. The Bank agrees, on behalf of itself and its affiliated companies, not to disparage or criticize the Executive or otherwise speak of the Executive in any negative or unflattering way to anyone with regard to any matters relating to the Executive’s employment with the Bank or any of its affiliated companies. The parties understand that this provision is a material provision of this Release Agreement. This section shall not operate as a bar to (i) statements reasonably necessary to be made in any judicial, administrative or arbitral proceeding, or (ii) internal communications between and among the employees of the Bank and its affiliated companies with a job-related need to know about this Release Agreement or matters related to the administration of this Release Agreement,

IN WITNESS WHEREOF, the Bank (on its behalf and on behalf of its affiliated companies) and the Executive, intending to be legally bound, have executed this Release Agreement on the day and year first above written.

STERLING BANK
By: ______________________________
Title: ________________________
[CORPORATE SEAL]	Attest: ______________________________
(Asst.) Secretary
______________________________(SEAL)
Robert H. King

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